                                                                               .
                                                                               .
                                                                               .
                         IN THE COURT OF COMMON PLEAS OF
                               LUCAS COUNTY, OHIO

                                                              )
Dana Corporation,                                             )     Case No. CI-200304434
                                                              )
                           Plaintiff,                         )     The Hon. Robert G. Christiansen
                                                              )
                  v.                                          )     MEMORANDUM OF LAW IN SUPPORT OF DEFENDANTS'
                                                              )     MOTION TO DISMISS
ArvinMeritor, Inc., and Delta Acquisition Corp.               )
                                                              )     Richard M. Kerger (0015864)
                           Defendants.                        )     Stephen D. Hartman (0074794)
                                                              )     Kerger & Kerger
                                                              )     33 S. Michigan St., Ste 201
                                                              )     Toledo, Ohio 43602
                                                              )     Phone- (419) 255-5990
                                                              )     Fax- (419) 255-5997
                                                              )     rickkerger@kergerkerger.com
                                                              )
                                                              )     William C. Wilkinson
                                                              )     Thompson Hine LLP
                                                              )     10 West Broad Street
                                                              )     Columbus, Ohio  43215
                                                              )     Telephone: 614-469-3200
                                                              )     Facsimile: 614-469-3361
                                                              )
                                                              )     Wesley G. Howell, Jr.
                                                              )     Adam H. Offenhartz
                                                              )     Robert E. Malchman
                                                              )     Gibson, Dunn & Crutcher LLP
                                                              )     200 Park Avenue, 47th Floor
                                                              )     New York, New York 10166-0193
                                                              )     Telephone:  (212) 351-4000
                                                              )     Facsimile:  (212) 351-4035
                                                              )
                                                              )     Counsel for Defendants

                                TABLE OF CONTENTS

                                                                                                                        Page
                                                                                                                        ----
PRELIMINARY STATEMENT............................................................................................          1

STATEMENT OF FACTS...............................................................................................          3

   A.    The Transaction Giving Rise to both this Action and the Virginia Federal Action.........................          3

   B.    The Parties and the 2001 Discussions....................................................................          7

   C.    Dana's Sole Allegation of Harm..........................................................................          8

ARGUMENT.........................................................................................................          9

I.       THIS COURT SHOULD DISMISS THE COMPLAINT WITHOUT PREJUDICE
         BASED UPON THE DOCTRINE OF FORUM NON CONVENIENS.........................................................          9

   A.    The Virginia Federal Action Was Filed First and Involves the Same Parties and Issues as this Action.....         10

   B.    The Balance of the Public and Private Interests Weighs in Favor of Resolving
         All of the Parties' Disputes in the First-Filed Virginia Federal Action.................................         15

II.      ALTERNATIVELY, THE COURT SHOULD DISMISS THE COMPLAINT
         WITH PREJUDICE FOR FAILURE TO STATE A CLAIM.............................................................         21

   A.    The Complaint Should Be Dismissed because Dana Fails to Allege any Facts
         to Support Its Claim of Irreparable Harm................................................................         22

   B.    The Breach of Fiduciary Duty Claim Should Be Dismissed because Dana's
         Claim Is Pre-empted by the Ohio Trade Secrets Act and Dana Does Not
         Plead any Facts to Support Its Claim that a Fiduciary Relationship Existed..............................         27

        1.  The Ohio Trade Secrets Act Pre-empts Dana's Breach of Fiduciary Duty Claim...........................         27

        2.  Dana Fails to Allege any Facts that Show any Fiduciary Duty Existed
            between Dana and Defendants..........................................................................         30

CONCLUSION.......................................................................................................         33

                              TABLE OF AUTHORITIES

                                                                                                                             Page(s)
                                                                                                                             -------
CASES

Auto Channel, Inc. v. Speedvision Network, LLC (W.D. Ky. 2001), 144 F. Supp. 2d 784...............                                28

AutoMed Techs., Inc. v. Eller (N.D. Ill. 2001), 160 F. Supp. 2d 915...............................                                28

Blon v. Bank One, Akron, N.A. (1988), 35 Ohio St.3d 98, 519 N.E.2d 363............................                                31

Bowman v. Bowman (Mar. 10, 2000), 2d Dist. No. 17829, 2000 WL 262630..............................                                16

Broadway Mgmt., Inc. v. Godale (9th Dist. 1977), 55 Ohio App.2d 49, 378 N.E.2d 1072...............                                17

Brumbaugh v. Brumbaugh (July 24, 1987), Miami App. No. 86-CA-50, 1987 WL 15018....................                                17

Burnup & Sims, Inc. v. Posner (S.D. Fla. 1988), 688 F. Supp. 1532.................................                                25

Carpino v. Wheeling Volkswagen (7th Dist.), 2001-Ohio-3357........................................                 9, 10, 11, 12, 15

Chambers v. Merrell-Dow Pharm., Inc. (1988), 35 Ohio St.3d 123, 519 N.E.2d 370....................                            passim

Cincinnati Arts Ass'n v. Jones (Hamilton C.P. 2002), 120 Ohio Misc.2d 26,
   777 N.E.2d 346.................................................................................                            22, 27

City of Piqua v. McCartney (July 20, 1981), Miami App. No. 81-CA-8, 1981 WL 2854..................                                17

Commercial Union Ins. Co. v. Great Am. Ins. Co. (2d Dist. 1997), 124 Ohio App.3d 1,
   705 N.E.2d 370.................................................................................                                 9

Culbertson v. Wigley Title Agency, Inc. (9th Dist.), 2002-Ohio-714................................                                30

Davis v. DCB Fin. Corp. (S.D. Ohio 2003), 259 F. Supp. 2d 664.....................................                                27

E. Cleveland Bd. of Educ. v. E. Cleveland Educ. Ass'n (July 21, 1983),
   8th Dist. No. 040,221, 1983 WL 5558............................................................                                23

Edgar v. Mite Corp. (1982), 457 U.S. 624, 102 S. Ct. 2629, 73 L. Ed. 2d 269.......................                            24, 25

Glasstech, Inc. v. TGL Tempering Sys., Inc. (N.D. Ohio 1999), 50 F. Supp. 2d 722..................                        28, 29, 30

Glidden Co. v. HM Holdings, Inc. (8th Dist. 1996), 109 Ohio App.3d 721,
   672 N.E.2d 1108................................................................................                                10

Goodworth Holdings Inc. v. Suh (N.D. Cal. 2002), 239 F. Supp. 2d 947..............................                                31

Gulf Oil Corp. v. Gilbert (1947), 330 U.S. 501, 67 S. Ct. 839, 91 L. Ed. 1055.....................                                15

Horne v. Woolever (1959), 170 Ohio St. 178, 10 O.O.2d 114, 163 N.E.2d 378.........................                            16, 17

Huron County Bd. of Comm'rs v. Saunders (6th Dist. 2002), 149 Ohio App.3d 67,
   2002-Ohio-3974, 775 N.E.2d 892.................................................................                                26

Icahn v. Blunt (W.D. Mo. 1985), 612 F. Supp. 1400.................................................                                26

In re Termination of Employment of Pratt (1974), 40 Ohio St.2d 107, 321 N.E.2d 603................                                31

Landskroner v. Landskroner (8th Dist.), 2003-Ohio-4945............................................                        31, 32, 33

Lee v. Cuyahoga County Court of Common Pleas (8th Dist. 1991), 76 Ohio App.3d 620,
   602 N.E.2d 761.................................................................................                                32

McDonough v. Kellogg (W.D. Va. 1969), 295 F. Supp. 594............................................                                20

Minstar Acquiring Corp. v. AMF Inc. (S.D.N.Y. 1985), 621 F. Supp. 1252............................                                26

Mitchell v. Lawson Milk Co. (1988), 40 Ohio St.3d 190, 532 N.E.2d 753.............................                                21

Newport News Indus. v. Dynamic Testing, Inc. (E.D. Va. 2001), 130 F. Supp. 2d 745.................                                20

Nichols v. Chicago Title Ins. Co. (8th Dist. 1995), 107 Ohio App.3d 684,
   669 N.E.2d 323.................................................................................                                31

Painter v. Harvey (4th Cir. 1988), 863 F.2d 329...................................................                            17, 18

Perrysburg Township v. City of Rossford (6th Dist.), 149 Ohio App.3d 645,
   2002-Ohio-5498, 778 N.E.2d 619.................................................................                                31

Piper v. Chris-Craft Indus., Inc. (1977), 430 U.S. 1, 97 S. Ct. 926, 51 L. Ed. 2d 124.............                                25

Powell Products, Inc. v. Marks (D. Colo. 1996), 948 F. Supp. 1469.................................                            28, 29

Pyromatics, Inc. v. Petruziello (8th Dist. 1983), 7 Ohio App.3d 131, 137, 7 O.B.R. 165,
   454 N.E.2d 588.................................................................................                                23

Restivo v. Fifth Third Bank (6th Dist. 1996), 113 Ohio App.3d 516, 681 N.E.2d 484.................                                22

Rettig Enters., Inc. v. Koehler (1994), 68 Ohio St.3d 274, 626 N.E.2d 99..........................                            17, 18

S&S Computers & Design, Inc. v. Paycom Billing Servs., Inc. (W.D. Va. Apr. 5, 2001),
   2001 WL 515260.................................................................................                                20

Schulman v. Wolske & Blue Co. (10th Dist. 1998), 125 Ohio App.3d 365, 708 N.E.2d 753..............                                32

Secure Services Tech., Inc. v. Time & Space Processing, Inc. (E.D. Va. 1989),
   722 F. Supp. 1354..............................................................................                                20

Sherman v. Pearson (1st Dist. 1996), 110 Ohio App.3d 70, 673 N.E.2d 643...........................                                18

Single Source Packaging, LLC v. Cain (2d Dist.), 2003-Ohio-4718...................................                                22

Slovak v. Adams (6th Dist. 2001), 141 Ohio App.3d 838, 753 N.E.2d 910.............................                                32

Smithfield Ham & Prods. Co. v. Portion Pac, Inc. (E.D. Va. 1995), 905 F. Supp. 346................                            28, 29

Southern Constr. Co. v. Pickard (1962), 371 U.S. 57, 83 S. Ct. 108, 9 L. Ed. 31...................                                17

Sovereign Chem. Co. v. Condren (Apr. 22, 1998), 9th Dist. No. 18465, 1998 WL 195876...............                                24

State ex rel. Adkins v. Capots (1989), 46 Ohio St.3d 187, 188, 546 N.E.2d 412.....................                                21

State ex rel. Phillips v. Polcar (1977), 50 Ohio St.2d 279, 4 O.O.3d 445, 364 N.E.2d 33...........                                11

Study v. State Farm Mut. Auto. Ins. Co. (Sept. 24, 1997), 9th Dist. No. 95CV114585,
   1997 WL 626604.................................................................................                                19

T & S Lumber Co. v. Alta Constr. Co. (8th Dist. 1984), 19 Ohio App.3d 241,
   19 O.B.R. 393, 483 N.E.2d 1216.................................................................                                17

Thomas & Betts Corp. v. Panduit Corp. (N.D. Ill. 2000), 108 F. Supp. 2d 968.......................                                28

Trumpet Vine Invs. N.V. v. Union Capital Partners I, Inc. (11th Cir. 1996), 92 F.3d 1110..........                                31

Umbaugh Pole Bldg. Co. v. Scott (1979), 58 Ohio St.2d 282, 390 N.E.2d 320.........................                            31, 32

United Magazine Co. v. Murdoch Magazines Distribution, Inc. (S.D.N.Y. 2001),
   146 F. Supp. 2d 385............................................................................                    20, 28, 29, 30

Valco Cincinnati, Inc. v. N & D Machining Serv., Inc. (1986), 24 Ohio St.3d 41,
   24 O.B.R. 83, 492 N.E.2d 814...................................................................                                24

Zavakos v. Zavakos Enters., Inc. (2d Dist. 1989), 63 Ohio App.3d 100,
   577 N.E.2d 1170................................................................................                            22, 27

STATUTES AND RULES

15 U.S.C. Section 78n (2002)......................................................................                            passim

28 U.S.C. Section 1963 (2002).....................................................................                                21

Fed. R. Civ. P. 13(a).............................................................................                     9, 18, 19, 20

Ohio Civ. R. 12(B)(6).............................................................................                         2, 25, 33

Ohio Civ. R. 13(A)................................................................................                        18, 19, 20

Ohio Rev. Code Ann. Section 1333.61, et seq.......................................................                            passim

Ohio Rev. Code Ann. Section 1333.67...............................................................                    27, 28, 29, 30


OTHER AUTHORITIES

5 Charles A. Wright et al., Federal Practice & Procedure Section 1409 (2d ed. 1990)...............                                19

H. Rep. No. 90-1711 (1968), reprinted in 1968 U.S.C.C.A.N. 2811...................................                                26

Uniform Trade Secrets Act.........................................................................                            20, 28

         Defendants, ArvinMeritor, Inc. ("ArvinMeritor"), and Delta Acquisition Corporation ("Delta"), respectfully submit this memorandum of law in support of their motion to dismiss the complaint of Plaintiff, Dana Corporation ("Dana").

                              PRELIMINARY STATEMENT

         Evidently believing that two actions seeking injunctive relief are better than one, and without mentioning the existence of an earlier-filed action involving the same parties and issues in the United States District Court for the Western District of Virginia (the "Virginia Federal Action"), Dana has filed suit in this Court seeking to enjoin a tender offer made by ArvinMeritor and Delta for all of Dana's outstanding common stock. In the present case, Dana claims that in formulating the tender offer, Defendants misused confidential information Dana had provided two years ago, subject to a confidentiality agreement. Yet Dana pleads no facts to show how it or its shareholders are any worse off today because of that tender offer than they would have been had ArvinMeritor and Delta not made it. Dana's failure to allege any harm - let alone the irreparable harm required to obtain the injunction Dana seeks against Defendants to stop their tender offer - is fatal to all three of Dana's claims for relief: breach of contract, violation of the Ohio Trade Secrets Act, and breach of fiduciary duty.

         This Court therefore either should dismiss the Complaint with prejudice as a matter of law or exercise its discretion to dismiss it without prejudice under the doctrine of forum non conveniens. As discussed in Part I below, this Court is an inconvenient forum, and the same parties and issues are already being litigated in the Virginia Federal Action. In the Virginia Federal Action, Defendants seek injunctive and declaratory relief against Dana, a Virginia corporation, under the federal securities laws. Dana's claims here are compulsory counterclaims it must bring in the Virginia Federal Action. Indeed, Dana has already counterclaimed in the Virginia Federal Action under the Williams Act, 15 U.S.C. Section 78n(d) and (e) (2002), seeking the identical remedy it seeks here: an injunction against ArvinMeritor and Delta from pursuing their tender offer for Dana's stock.

         Litigating Dana's claims in two forums would waste judicial and party resources, needlessly burden this Court with proceedings duplicative of those in the Virginia Federal Action, and unfairly expose ArvinMeritor and Delta to the danger of inconsistent rulings. Defendants therefore respectfully urge this Court to dismiss Dana's complaint without prejudice so that the parties may litigate their disputes in one forum.

         Alternatively, Defendants respectfully request the Court dismiss Dana's complaint with prejudice pursuant to Ohio Civ. R. 12(B)(6) for failure to state a claim upon which relief can be granted. As noted above, and as discussed in
Part II.A below, Dana does not plead any facts to show how it or its shareholders were harmed by Defendants' tender offer for Dana's shares. Even assuming Defendants had misused Dana's confidential information to formulate the tender offer (which they did not), the making of a tender offer benefits Dana's stockholders. Federal law is designed to encourage tender offers as beneficial to stockholders and the U.S. economy. The only threat to Dana's stockholders comes from its management seeking to entrench itself in breach of its fiduciary duty by obtaining an injunction against Defendants' tender offer, which would deprive Dana's stockholders of the opportunity to receive a premium over the pre-offer market price for their shares. Because Dana fails to plead facts demonstrating any harm, let alone irreparable harm, this Court should dismiss Dana's complaint for injunctive relief.

         Additionally, as discussed in Part II.B below, Dana's third claim for relief should also be dismissed because it is pre-empted by the Ohio Uniform Trade Secrets Act and because Dana fails to plead facts that would show the existence of a fiduciary relationship between Defendants and Dana.

                               STATEMENT OF FACTS

A.       THE TRANSACTION GIVING RISE TO BOTH THIS ACTION AND THE VIRGINIA
         FEDERAL ACTION

         This action and the Virginia Federal Action both arise out of ArvinMeritor and Delta's tender offer for Dana's shares, commenced July 9, 2003 (the "Tender Offer").(1) That same day, ArvinMeritor and Delta filed the Virginia Federal Action, seeking a declaration that its SEC filings and other public statements in connection with the Tender Offer comply with federal securities law. (See Virginia Federal Complaint P.P. 21-26.) ArvinMeritor and Delta subsequently filed an amended complaint in the Virginia Federal Action on July 25, 2003 (the "Virginia Federal Amended Complaint"). (See Offenhartz Aff. Ex. 3.) Dana answered and counterclaimed (the "Dana Federal Counterclaim") in the Virginia Federal Action on August 21, 2003. (See Offenhartz Aff. Ex. 4.) Not until August 14, 2003, five weeks after ArvinMeritor and Delta commenced the Virginia Federal Action, did Dana file the Complaint in this Court.(2)

         A comparison of the allegations in the Complaint here with the Virginia Federal Amended Complaint and the Dana Federal Counterclaim shows the relationship between this action and the first-filed Virginia Federal Action. ArvinMeritor and Delta allege in the Virginia

----------

  (1) (See Complaint, dated August 14, 2003 (the "Complaint") P.P. 1, 3; ArvinMeritor, Inc. v. Dana Corp., W.D. Va. Civil Action No. 6:03CV00047, Complaint for Injunctive Relief, dated July 9, 2003 (the "Virginia Federal Complaint"), P.P. 1-7.) A copy of the Complaint is attached as
       Exhibit 1 to the Affidavit of Adam H. Offenhartz in Support of Defendants' Motion to Dismiss, sworn to October 13, 2003 ("Offenhartz Aff."). A copy of the Virginia Federal Complaint is attached as Offenhartz Aff. Ex. 2.

  (2) In addition, ArvinMeritor and Delta filed suit against Dana and certain Dana directors in the Circuit Court for the City of Buena Vista (the "Virginia State Action"), alleging breach of fiduciary duty, and seeking declaratory and injunctive relief in connection with Dana's refusal to negotiate with ArvinMeritor and Delta. Copies of the complaint, dated July 8, 2003, and of the first amended complaint, dated August 4, 2003, are attached, respectively, as Offenhartz Aff. Exs. 5 and 6. Dana and the director defendants in the Virginia State Action filed an Answer, dated August 21, 2003. (See Offenhartz Aff. Ex. 7.)

Federal Action that they seek to acquire Dana by a merger of Delta into Dana. (See Virginia Federal Amended Complaint P.P. 4-5.) ArvinMeritor and Delta are seeking declaratory and injunctive relief under the Williams Act, 15 U.S.C.
Section 78n(d) and (e), specifically:

         - a declaration that their statements and disclosures with respect to the Tender Offer (the "Tender Offer Materials") comply with federal securities law (id. P.P. 58-63),


         - a declaration that Dana's Schedule 14D-9 filings with the SEC violate federal securities law (id. P.P. 64-68),

         - an injunction requiring Dana to correct its false and misleading statements in connection with the Tender Offer (id. P.P. 69-72), and


         - an injunction preventing Dana "from making any additional material misstatements or omissions or committing any other fraudulent, deceptive or manipulative act in response to, or otherwise related to, [ArvinMeritor and Delta's] Tender Offer." (Id. P.P. 73-76.)

         Dana itself is counterclaiming in the Virginia Federal Action, seeking "injunctive and other relief, to halt an ongoing scheme and plan by ArvinMeritor [and Delta] to take control of Dana through an inadequately priced, unsolicited tender offer." (Dana Federal Counterclaim P. 85.) As a factual basis for its counterclaims, Dana alleges:

                  97. On June 4, 2003, Larry Yost, Chairman and Chief Executive Officer of ArvinMeritor, telephoned Dana's Chairman and Chief Executive Officer, Joseph Magliochetti, and expressed ArvinMeritor's interest in purchasing Dana for $14.00 per share in cash. The same day, Yost followed up this telephone call with a letter memorializing his proposal. After extensive deliberations and consultation with legal and financial advisors, Dana's Board of Directors determined not to accept ArvinMeritor's offer. On June 16, 2003, Yost sent Dana's Board of Directors a second letter substantially repeating the first. After further deliberations and consultation with their legal and financial advisors, Dana's Board of Directors determined again not to accept ArvinMeritor's offer.

                  98. On July 8, 2003, ArvinMeritor publicly announced its intention to commence an unsolicited tender offer for Dana. The next day, July 9, 2003, ArvinMeritor commenced the announced tender offer and, with its wholly owned subsidiary Delta Acquisition Corp., filed a Tender Offer Statement under cover of Schedule TO (the "Filing"). Pursuant to the Offer, ArvinMeritor is seeking to purchase all outstanding shares of Dana common Stock for $15.00 each. According to its public filings, based on the number of outstanding shares of Dana Common Stock and the amount of debt that will need to be refinanced,

         ArvinMeritor needs (and presently does not have) at least $3.72 billion to finance the transaction that it is seeking to effectuate. On July 16, 2003, ArvinMeritor disseminated to Dana's shareholders an offer to purchase (the "Offer to Purchase"), which purports to describe ArvinMeritor's Offer.

                  99. On July 22, 2003, after a number of meetings and deliberations about ArvinMeritor's Offer and consultation with legal and financial advisors, the Dana Board determined that ArvinMeritor's Offer is inadequate from a financial point of view and is not in the best interest of Dana or its shareholders. . . .

                  109. ArvinMeritor has also misled Dana shareholders with respect to the "synergies" that it contends that it can achieve through its proposed transaction. In this regard, ArvinMeritor has publicly stated that it expects to obtain $200 million in "synergies," i.e., annual cost savings from cuttings [sic] jobs and facilities, if it succeeds in acquiring Dana. For example, in a July 15, 2003 article in the Detroit Free Press, ArvinMeritor's Chairman and Chief Executive Officer Larry Yost is quoted as saying, "when we say we'll deliver $200 million of integration cost synergies with Dana, you can take that to the bank."

(Dana Federal Counterclaim P.P. 97-99, 109.)

         In the present action, Dana likewise asserts: "This action arises out of ArvinMeritor's unlawful scheme to commence and pursue a hostile takeover attempt of Dana at an inadequate price through the use of confidential information about Dana." (Complaint P. 1.) As a factual basis for its claims here, Dana alleges:

                  20. On June 4, 2003, Larry Yost, Chairman and Chief Executive Officer of ArvinMeritor, telephoned Dana's Chairman and Chief Executor Officer Joseph Magliochetti. Yost informed Magliochetti that ArvinMeritor was interested in purchasing Dana for $14.00 per share in cash. Yost followed up his call the same day by sending a letter to Magliochetti setting forth ArvinMeritor's proposal.

                  21. After discussing the proposal with its financial and legal advisors and after extensive deliberations, Dana's Board of Directors decided that Dana was not for sale and authorized Magliochetti to report the Board's decision to ArvinMeritor. Magliochetti did so through a telephone call to Yost. Magliochetti followed up his phone call to Yost with a letter memorializing Dana's position.

                  22. On or about June 16, 2003, Yost sent Dana's Board of Directors a second letter, which substantially repeated the substance of the first letter. After further deliberations and discussions with its financial and legal advisors, Dana's Board of Directors decided again that Dana should not enter into discussions with ArvinMeritor. The Board of Directors again authorized Magliochetti to report the Board's decision to ArvinMeritor, which he did in a June 19, 2003 letter to Yost.

                  23. On July 8, 2003, ArvinMeritor publicly announced its intention to commence an unsolicited tender offer for Dana. The next day, the ArvinMeritor Entities commenced the announced tender offer. Pursuant to the offer, the ArvinMeritor Entities are seeking to purchase all outstanding shares of Dana's common stock for $15.00 each.

                  24. The ArvinMeritor Entities have stated that their goal through this tender offer is to acquire control of Dana. The ArvinMeritor Entities have sought to buttress the attractiveness of their offer to ArvinMeritor's own shareholders -- that is, to explain why the bid is good for ArvinMeritor, and to help ArvinMeritor obtain financing (which it currently does not have) -- by saying they expect to achieve approximately $200 million in "synergies," or cost savings, in the proposed combined company (presumably through means including layoffs and reductions in facilities).

                  25. On July 22, 2003, after a number of meetings and deliberations about ArvinMeritor's tender offer, the Dana Board determined that the offer is inadequate from a financial point of view and is not in the best interest of either Dana or its shareholders.

(Complaint P.P. 20-25.)

         Moreover, in both this action and the Virginia Federal Action, Dana alleges statements by ArvinMeritor Chairman and CEO Larry Yost during a July 8, 2003 conference call with Wall Street analysts as part of the factual bases for Dana's respective claims in each action. (Compare Complaint P.P. 5, 26, with Dana Federal Counterclaim P. 103.)

         In both this action and the Virginia Federal Action, Dana seeks the identical remedy: to enjoin ArvinMeritor and Delta from proceeding with their tender offer for Dana's shares. (Compare Complaint, Prayer for Relief P. d (seeking an injunction against ArvinMeritor and Delta "from pursuing or consummating any tender offer for Dana's shares"), with Dana Federal Counterclaim, Prayer for Relief P. c (seeking an injunction against ArvinMeritor and Delta "from pursuing [their] tender offer for Dana's shares").)(3)

----------

  (3) There is also a derivative, class action pending in the Western District of Virginia against Dana and its directors relating to the Tender Offer. (See Complaint, dated August 12, 2003,

[Footnote continued on next page]

B.       THE PARTIES AND THE 2001 DISCUSSIONS

         ArvinMeritor is an Indiana corporation with its principal place of business in Troy, Michigan. (Complaint P. 8.) Delta, a wholly owned subsidiary of ArvinMeritor, is a Virginia corporation formed for the purpose of making the Tender Offer for Dana's stock. (Id. P. 9.)

         Dana is likewise a Virginia corporation. (Id. P. 7.) "Dana is one of the world's largest suppliers of components, modules, and systems to a wide variety of vehicle manufacturers and their related aftermarkets. Dana operates hundreds of factories and facilities in over 30 countries," with only five percent of its worldwide work force employed in Ohio. (See id.)

         In the spring of 2001, ArvinMeritor and Dana commenced discussions concerning a possible joint venture relating to their aftermarket businesses. (Id. P. 11.) On March 30, 2001, the two companies entered into a Confidentiality Agreement governed by Ohio law. (See Complaint P. 13 & Ex. A.) The Confidentiality Agreement provides in part "that, upon request of the disclosing party, all Confidential Information received by the recipient from the disclosing party shall be returned to the disclosing party or, at the recipient's option, destroyed (with such destruction certified by a corporate officer of recipient)." Dana does not allege that it requested a return or destruction of any materials it provided under the Confidentiality Agreement.

         The Confidentiality Agreement also provides, "Nothing in this Letter constitutes a commitment or offer to enter into any business relationship." Ultimately, as Dana admits, "Dana and ArvinMeritor were unable to reach an agreement to form a joint venture and, in late summer 2001, the discussions terminated." (Complaint P. 18.) Nonetheless, Dana asserts the legal conclusion that ArvinMeritor and Dana share a fiduciary relationship. (See Complaint P. 49.)

----------

[Footnote continued from previous page]

       in Kincheloe v. Bailar, W.D. Va. Civil Action No. No. 6:03CV00060 (attached as Offenhartz Aff. Ex. 8).) Kincheloe seeks injunctive relief against Dana's directors for breaches of their fiduciary duties in resisting ArvinMeritor and Dana's Tender Offer.

         Dana drafted the Confidentiality Agreement, and it is written on Dana's corporate letterhead. (See Complaint Ex. A.) Even though Dana included a provision in the Confidentiality Agreement forbidding ArvinMeritor from soliciting certain Dana employees through September 30, 2002, Dana nonetheless chose not to include a "standstill" provision forbidding ArvinMeritor from making a tender offer for Dana's stock. See id.

C.       DANA'S SOLE ALLEGATION OF HARM

         The entirety of Dana's factual allegations purporting to support its legal conclusion that ArvinMeritor and Delta have harmed it is as follows:

                  31. As a result of the aforementioned unlawful actions of the ArvinMeritor Entities, Dana and its shareholders have suffered substantial and irreparable harm and are continuing to suffer such harm. If the ArvinMeritor Entities are permitted to pursue and consummate their hostile tender offer on the basis of the improper conduct described herein, Dana and its shareholders will be irreparably harmed because Dana's own internal, non-public confidential information will have been misappropriated and will be used, directly or indirectly, for purposes other than those authorized by Dana and its Board of Directors. In particular, such information will be used opportunistically by the ArvinMeritor Entities in an ongoing effort to seize control of Dana, which effort has been forever tainted by the ArvinMeritor Entities' reliance on misappropriated, confidential information.

(Complaint P. 31.)

         Dana does not allege that Defendants used Dana's confidential information to compete with Dana, to solicit Dana's customers, to solicit Dana's employees, to appropriate Dana's secret formulas or manufacturing processes, nor to "harm" Dana in any way other than to offer its stockholders $15.00 per share, (see Complaint P. 23), a 25% premium over the stock's price on July 7, 2003, the last trading day before ArvinMeritor and Delta publicly announced their intention to commence the Tender Offer. (See Virginia Federal Amended Complaint
P. 1.)

                                    ARGUMENT

                                       I.

                 THIS COURT SHOULD DISMISS THE COMPLAINT WITHOUT
           PREJUDICE BASED UPON THE DOCTRINE OF FORUM NON CONVENIENS.

         This action is duplicative of a litigation first filed by ArvinMeritor and Delta in the Virginia Federal Action and is nothing more than an attempt by Dana to obtain two bites at the litigation apple. Indeed, Dana's claims here are compulsory counterclaims in the Virginia Federal Action pursuant to Fed. R. Civ.
P. 13(a). Dana should not be permitted to foist duplicative litigation on this Court or on ArvinMeritor and Delta, wasting the resources of this Court, of Defendants, and of Dana's shareholders, and exposing Defendants to the risk of inconsistent rulings. This Court should dismiss this litigation without prejudice under the doctrine of forum non conveniens.(4)

         The doctrine of forum non conveniens permits a court to dismiss a case, despite the fact that venue is proper and it has jurisdiction, because there is a more appropriate forum in which the action may be heard. See Chambers v. Merrell-Dow Pharm., Inc. (1988), 35 Ohio St.3d 123, 123, 125, 519 N.E.2d 370;
Carpino v. Wheeling Volkswagen (7th Dist.), 2001-Ohio-3357, at P. 23 (affirming dismissal of complaint on forum-non-conveniens grounds where there was a prior action pending in West Virginia between the same parties and concerning the same issues); Glidden Co. v. HM Holdings, Inc. (8th Dist. 1996), 109 Ohio App.3d 721, 726, 672 N.E.2d 1108 (affirming dismissal of complaint on same grounds where there was a prior action pending in

----------

  (4) On a motion to dismiss based on forum non conveniens, the Court may take notice that other pleadings have been filed and of the contents of those pleadings. See Commercial Union Ins. Co. v. Great Am. Ins. Co. (2d Dist.
       1997), 124 Ohio App.3d 1, 9-11, 705 N.E.2d 370 (discussing events in a pending West Virginia action to affirm a forum-non-conveniens dismissal order in which the trial court considered the West Virginia pleadings before dismissing the Ohio action).

New York between the same parties and concerning the same issues). The Supreme Court of Ohio expressly adopted the doctrine of forum non conveniens to "achieve the ends of justice and promote the convenience of the parties" and witnesses. Chambers, 35 Ohio St.3d at 125, 127; see also Carpino, 2001-Ohio-3357, at P. 15; Glidden, 109 Ohio App.3d at 724.

         "Once a court has determined that the alternate forum is the more convenient [forum], the common-law doctrine [of forum non conveniens] requires the court to dismiss the action." Chambers, 35 Ohio St.3d at 127. Applying the factors articulated by Ohio's courts to the present action, this Court should dismiss the Complaint without prejudice and require Dana to litigate its claims in the first-filed Virginia Federal Action.

A. THE VIRGINIA FEDERAL ACTION WAS FILED FIRST AND INVOLVES THE SAME PARTIES AND ISSUES AS THIS ACTION.

         This Court should dismiss the Complaint on forum-non-conveniens grounds because the first-filed Virginia Federal Action encompasses the same parties and issues as Dana is subsequently attempting to raise here. See Carpino, 2001-Ohio-3357, at P. 23 (affirming dismissal on forum-non-conveniens grounds because a first-filed action had been filed in another jurisdiction involving the same parties and issues); Glidden, 109 Ohio App.3d at 726 (same).

         Glidden held that "[t]he primary factor favoring dismissal is the identical declaratory judgment action [defendant] previously filed in the New York court." 109 Ohio App.3d at 725 (emphasis added). Glidden reasoned that the application of this factor furthers the same public policy underlying the jurisdictional priority rule for concurrent jurisdiction. Id. at 725. That rule provides that when two Ohio courts have concurrent jurisdiction over the same cause, the tribunal whose power is invoked first acquires jurisdiction. State ex rel. Phillips v. Polcar (1977), 50 Ohio St.2d 279, 279, 4 O.O.3d 445, 364 N.E.2d
33. As in Glidden, the concurrent jurisdiction rule cannot apply here because the courts are in different states. However, as

Glidden noted, the principle of the rule - to preserve judicial resources and prevent duplicative or piecemeal litigation - is nonetheless applicable; therefore, courts properly should consider the existence of a prior action involving the same parties and issues, regardless of where the action is pending, as part of their forum-non-conveniens analyses. See 109 Ohio App.3d at 725.

         Carpino adopted the Glidden analysis in affirming the dismissal of a complaint on forum-non-conveniens grounds based on the existence of a first-filed case pending in West Virginia between the same parties that dealt with the same issues. Carpino, 2001-Ohio-3357, at P.P. 2-3. Plaintiff Carpino had purchased an automobile from defendant Wheeling Volkswagen Subaru ("Volkswagen"). Id. After the purchase, a dispute arose between the parties concerning a bill for parts. Id. As a result of this dispute, Volkswagen filed a complaint against Carpino in West Virginia alleging that Carpino failed to pay the parts bill. Id. Carpino filed a counterclaim in that action complaining of:
(a) Volkswagen's failure to give him an itemized parts bill; (b) a dispute regarding a 100,000-mile warranty; (c) Volkswagen's wrongful detention of the automobile; (d) harassment by Volkswagen; and (e) Volkswagen's fraudulent representation of the automobile as new when in fact it was used. Id. Subsequently, Carpino filed a complaint against Volkswagen in Jefferson County, Ohio. Id. In the Ohio complaint, Carpino alleged fraud in the sale of the extended warranty and fraud in the sale of the automobile. Id. Volkswagen then filed a motion to dismiss based on forum non conveniens and lack of personal jurisdiction. Id.

         Carpino compared the West Virginia and Ohio actions and found that the issues and parties in both were the same, notwithstanding that, as here, the plaintiff had styled his claims in the Ohio action differently than he had styled his counterclaims in the earlier-filed West Virginia action. Id. at P.
13. Explicitly adopting the additional Glidden factor, Carpino declared: "[J]ust as important as any other public or private interest, is that the same action is filed in West Virginia." Id. at P. 18 (citing Glidden, 109 Ohio App.3d at 725).

         Pursuant to the rulings in Glidden and Carpino, this Court should dismiss the present action on forum-non-conveniens grounds because they involve the same parties and issues:

         First, ArvinMeritor and Delta commenced the Virginia Federal Action against Dana on July 9, 2003, well before Dana commenced the instant action against ArvinMeritor and Dana in this Court on August 14, 2003. (See Offenhartz Aff. P.P. 2, 3 & Exs. 1, 2.)(5)

         Second, both actions arise out of the same transaction: ArvinMeritor and Delta's Tender Offer. (Compare Complaint P. 1 ("This action arises out of ArvinMeritor's unlawful scheme to commence and pursue a hostile takeover attempt of Dana at an inadequate price . . . ."), with Dana Federal Counterclaim P. 85
("The counterclaims are brought . . . to halt an ongoing scheme and plan by ArvinMeritor to take control of Dana through an inadequately priced, unsolicited tender offer.").)

         Third, as the following chart demonstrates, Dana's factual allegations underlying its Virginia Federal Action counterclaims and its claims here are materially identical:



----------

  (5) ArvinMeritor and Dana filed the Virginia Federal Action on July 9, 2003, under the Williams Act to obtain a declaration that its Tender Offer filings and statements complied with federal law. (See Virginia Federal Complaint P.P. 24-25.) ArvinMeritor and Dana amended their complaint on July 25, 2003, to add a request for a declaration that Dana's SEC filings violated the Williams Act and for an injunction against Dana to remedy the violation and to not engage in further violations. (See Virginia Federal Amended Complaint P.P. 64-76.)

                 DANA FEDERAL COUNTERCLAIM                                     DANA OHIO COMPLAINT
                 -------------------------                                     -------------------
   "On June 4, 2003, Larry Yost, Chairman and Chief              "On June 4, 2003, Larry Yost, Chairman and Chief
   Executive Officer of ArvinMeritor, telephoned                 Executive Officer of ArvinMeritor, telephoned
   Dana's Chairman and Chief Executive Officer, Joseph           Dana's Chairman and Chief Executor Officer
   Magliochetti, and expressed ArvinMeritor's interest           Joseph Magliochetti.  Yost informed Magliochetti
   in purchasing Dana for $14.00 per share in cash.              that ArvinMeritor was interested in purchasing
   The same day, Yost followed up this telephone call            Dana for $14.00 per share in cash.  Yost
   with a letter memorializing his proposal."  (P. 97.)          followed up his call the same day be sending a
                                                                 letter to Magliochetti setting forth
                                                                 ArvinMeritor's proposal."  (P. 20.)

   "After extensive deliberations and consultation               "After discussing the proposal with its
   with legal and financial advisors, Dana's Board of            financial and legal advisors and after extensive
   Directors determined not to accept ArvinMeritor's             deliberations, Dana's Board of Directors decided
   offer."  (P. 97.)                                             that Dana was not for sale and authorized
                                                                 Magliochetti to report the Board's decision to
                                                                 ArvinMeritor."  (P. 21.)

   "On June 16, 2003, Yost sent Dana's Board of                  "On or about June 16, 2003, Yost sent Dana's
   Directors a second letter substantially repeating             Board of Directors a second letter, which
   the first. After further deliberations and                    substantially repeated the substance of the
   consultation with their legal and financial                   first letter. After further deliberations and
   advisors, Dana's Board of Directors determined                discussions with its financial and legal
   again not to accept ArvinMeritor's offer." (P. 97.)           advisors, Dana's Board of Directors decided
                                                                 again that Dana should not enter into
                                                                 discussions with ArvinMeritor."  (P. 22.)

                 DANA FEDERAL COUNTERCLAIM                                     DANA OHIO COMPLAINT
                 -------------------------                                     -------------------
   "On July 8, 2003, ArvinMeritor publicly announced             "On July 8, 2003, ArvinMeritor publicly
   its intention to commence an unsolicited tender               announced its intention to commence an
   offer for Dana.  The next day, July 9, 2003,                  unsolicited tender offer for Dana.  The next
   ArvinMeritor commenced the announced tender offer             day, the ArvinMeritor Entities commenced the
   and, with its wholly owned subsidiary Delta                   announced tender offer.  Pursuant to the offer,
   Acquisition Corp., filed a Tender Offer Statement             the ArvinMeritor Entities are seeking to
   under cover of Schedule TO (the "Filing").                    purchase all outstanding shares of Dana's common
   Pursuant to the Offer, ArvinMeritor is seeking to             stock for $15.00 each."  (P. 23.)
   purchase all outstanding shares of Dana common
   Stock for $15.00 each."  (P. 98.)

   "ArvinMeritor has publicly stated that it expects             "The ArvinMeritor Entities have sought to
   to obtain $200 million in 'synergies,' i.e., annual           buttress the attractiveness of their offer to
   cost savings from cuttings [sic] jobs and                     ArvinMeritor's own shareholders -- that is, to
   facilities, if it succeeds in acquiring Dana."  (P.           explain why the bid is good for ArvinMeritor,
   109.)                                                         and to help ArvinMeritor obtain financing (which
                                                                 it currently does not have) -- by saying they
                                                                 expect to achieve approximately $200 million in
                                                                 'synergies,' or cost savings, in the proposed
                                                                 combined company (presumably through means
                                                                 including layoffs and reductions in
                                                                 facilities)." (P. 24.)

   "On July 22, 2003, after a number of meetings and             "On July 22, 2003, after a number of meetings
   deliberations about ArvinMeritor's Offer and                  and deliberations about ArvinMeritor's tender
   consultation with legal and financial advisors, the           offer, the Dana Board determined that the offer
   Dana Board determined that ArvinMeritor's Offer is            is inadequate from a financial point of view and
   inadequate from a financial point of view and is              is not in the best interest of either Dana or
   not in the best interest of Dana or its                       its shareholders." (P. 25.)
   shareholders."  (P. 99.)

         Fourth, Dana seeks the same relief in both actions: an injunction to halt the Tender Offer. (Compare Complaint, Prayer for Relief P. d (seeking an injunction against ArvinMeritor and Delta "from pursuing or consummating any tender offer for Dana's shares"), with Dana Federal Counterclaim, Prayer for Relief P. c (seeking an injunction against ArvinMeritor and Delta "from pursuing [their] tender offer for Dana's shares").)

         Thus, even though Dana may style its claims here as sounding in breach of contract, violation of the Ohio Trade Secrets Act, and breach of fiduciary duty, while styling its counterclaims in the Virginia Federal Action as a violation of the federal Williams Act, the central issue at stake in both actions is the same: whether the Tender Offer should be allowed to proceed. Therefore, based upon Glidden and Carpino, this action should be dismissed on forum-non-conveniens grounds because the first-filed Virginia Federal Action involves the same parties and the same issues as this action.

B. THE BALANCE OF THE PUBLIC AND PRIVATE INTERESTS WEIGHS IN FAVOR OF RESOLVING ALL OF THE PARTIES' DISPUTES IN THE FIRST-FILED VIRGINIA FEDERAL ACTION.

         Although the first-filed Virginia Federal Action - as the "primary factor" under Glidden - provides a sufficient basis by itself for the dismissal of the instant action on forum-non-conveniens grounds, the general interests analysis under Chambers reinforces that conclusion. Chambers held that trial courts deciding forum-non-conveniens motions must balance the factors set forth in Gulf Oil Corp. v. Gilbert (1947), 330 U.S. 501, 507-08, 67 S. Ct. 839, 91 L.
Ed. 1055. See 35 Ohio St.3d at 126-27. The courts divided the factors into those reflecting the public interest involving the courts and citizens of the forum, and those reflecting the private interests of the litigants. Id. Analyses of both classes of factors supports dismissal of the Complaint here on forum-non-conveniens grounds.

      First, the balance of public interest factors favors requiring Dana to litigate its claims in the Virginia Federal Action.

            "Public interest factors to be considered include the administrative difficulties and delay to other litigants caused by congested court calendars, the imposition of jury duty upon the citizens of a community which has very little relation to the litigation, a local interest in having localized controversies decided at home, and the appropriateness of litigating a case in a forum familiar with the applicable law."

Id. at 127 (quoting Gilbert, 330 U.S. at 508-09).

      The first public interest factor - the "administrative difficulties and delay to other litigants caused by congested court calendars," id. at 127 - weighs heavily in favor of the first-filed Virginia Federal Action, because litigating here the issues raised in the Virginia Federal Action would needlessly burden this Court with administrative expenses and also would delay Ohio litigants from having their days in court.

      Moreover, because Dana's claims here are compulsory counterclaims in the Virginia Federal Action, Dana must bring them in the Virginia Federal Action, lest its failure to do so act as res adjudicata in this Court. See Horne v. Woolever (1959), 170 Ohio St. 178, 182-83, 10 O.O.2d 114, 163 N.E.2d 378; Bowman
v. Bowman (Mar. 10, 2000), 2d Dist. No. 17829, 2000 WL 262630. The Federal Rules of Civil Procedure do not permit artful pleading to split counterclaims by the causes of action asserted where the causes of action all arise from the same transaction or occurrence. A claim must be asserted as a compulsory counterclaim "if it arises out of the transaction or occurrence that is the subject matter of the opposing party's claim and does not require for its adjudication the presence of third parties of whom the court cannot acquire jurisdiction." Fed.
R. Civ. P. 13(a).

      Where there are two competing lawsuits, and the second is composed of what would be compulsory counterclaims in the first-filed suit, the second suit contravenes the purpose of

Rule 13(a). Indeed, Rule 13(a) "was particularly directed against one who failed to assert a counterclaim in one action and then instituted a second action in which that counterclaim became the basis of the complaint." Southern Constr. Co.
v. Pickard (1962), 371 U.S. 57, 60, 83 S. Ct. 108, 9 L. Ed. 31; accord Painter
v. Harvey (4th Cir. 1988), 863 F.2d 329, 332 ("Holding counterclaims compulsory avoids the burden of multiple trials with their corresponding duplication of evidence and their drain on limited judicial resources.") (citing Southern Construction).(6)

      Ohio courts apply the same analysis pursuant to Ohio Civ. R. 13(A), which is modeled on Fed. R. Civ. P. 13(a).(7) Ohio requires all existing claims between opposing parties that arise out of the same transaction or occurrence to be litigated in a single lawsuit. See Rettig Enters., Inc. v. Koehler (1994), 68 Ohio St.3d 274, 278, 626 N.E.2d 99 (citing 5 Charles A. Wright et al., Federal Practice & Procedure Section 1409 (2d ed. 1990)). Ohio Civ. R. 13(A) "helps to terminate legal disputes without a multiplicity of suits and a circuity of actions." Brumbaugh v. Brumbaugh (July 24, 1987), Miami App. No. 86-CA-50, 1987 WL 15018, at *4 (citing Horne for analogy to Fed. R. Civ. P. 13(a)).

-----------
6 The Fourth Circuit's interpretation of Rule 13(a) is controlling in the Virginia Federal Action as to the scope of compulsory counterclaims Dana must plead there.

7 "The judicial interpretations of the Federal Rules of Civil Procedure, upon which the Ohio Rules are modeled, serve as an authoritative guide to interpretation of the Ohio Rules." T & S Lumber Co. v. Alta Constr. Co. (8th Dist. 1984), 19 Ohio App.3d 241, 244, 19 O.B.R. 393, 483 N.E.2d 1216.
      "Civ. R. 13(A) is patterned after the federal rule, necessitating a similar interpretation." City of Piqua v. McCartney (July 20, 1981), Miami App. No. 81-CA-8, 1981 WL 2854, at *3 (citing Broadway Mgmt., Inc. v. Godale (9th Dist. 1977), 55 Ohio App.2d 49, 378 N.E.2d 1072).

      What Dana seeks to do here is precisely what Rule 13(a) prohibits: litigation of a claim in a second suit that is a compulsory counterclaim in a prior suit because it emanates from the same transaction or occurrence.

            "Transaction" is a word of flexible meaning. It may comprehend a series of many occurrences, depending not so much upon the immediateness of their connection as upon their logical relationship. . . . That they are not precisely identical, or that the counterclaim embraces additional allegations . . . does not matter. To hold otherwise would be to rob this branch of the rule of all serviceable meaning, since the facts relied upon by the plaintiff rarely, if ever, are, in all particulars, the same as those constituting the defendant's counterclaim.

            Thus, multiple claims are compulsory counterclaims where they involve many of the same factual issues, or the same factual and legal issues, or where they are offshoots of the same basic controversy between the parties.

Rettig Enters., 68 Ohio St.3d at 278-79 (citations and internal quotations omitted, ellipses in original) (construing Ohio Civ. R. 13(A)); see also Sherman
v. Pearson (1st Dist. 1996), 110 Ohio App.3d 70, 73, 673 N.E.2d 643 ("Ohio
courts employ a liberal construction favoring compulsory counterclaims under Civ. R. 13(A).").

      The claims Dana attempts to assert here are compulsory counterclaims in the first-filed Virginia Federal Action because they stem from the same transaction - the Tender Offer - that forms the basis of the first-filed action. See Fed. R. Civ. P. 13(a); Painter, 863 F.2d at 332-33 (state-law counterclaim to federal-question claim is compulsory when both arise from the same transaction). Dana's claims here also do not require for their adjudication in the Virginia Federal Action "the presence of third parties of whom the court cannot acquire jurisdiction." See Fed. R. Civ. P. 13(a). Therefore, under the first Chambers public factor, it would be an enormous waste of this Court's time and resources to conduct litigation that entirely duplicates what must occur in the Virginia Federal Action and that will lead to a res adjudicata result here should judgment be entered first there.

      The third Chambers public factor(8) also weighs in favor of proceeding with the first-filed case in the Virginia forum, because there is no "local interest" or "localized controversy," - see 35 Ohio St.3d at 127 - beyond the facts that Dana (a Virginia corporation) and ArvinMeritor (an Indiana corporation) conduct some business in Ohio. (See Complaint P. P. 7, 8.) Delta (a Virginia corporation) conducts no business anywhere other than the nationwide Tender Offer. (Id. P. 9.) Globally, Dana "is one of the world's largest suppliers of components, modules and systems to a wide variety of vehicle manufacturers and their related aftermarkets." (Id. P. 9.) Only five percent of Dana's worldwide workforce is located in Ohio. (Id.) The issues in dispute in the Virginia Federal Action and here involve the question of whether the nationwide - not simply Ohiowide - Tender Offer should be enjoined or allowed to proceed. As a company that voluntarily chose Virginia as its state of incorporation, Dana certainly will not be prejudiced by litigating its claims against ArvinMeritor and Delta in federal court in Virginia, where Dana is already seeking the same, nationwide relief.

      Finally, although the last Chambers public factor weighs in favor of litigating in Ohio because Ohio law governs the Confidentiality Agreement, this factor alone is not enough to counterbalance all the other factors of convenience and judicial economy favoring resolution of all the parties' disputes in the Virginia Federal Action. See Study v. State Farm Mut. Auto. Ins. Co. (Sept. 24, 1997), 9th Dist. No. 95CV114585, at P. 8, 1997 WL 626604, at *2
("[E]ven assuming Ohio law would apply, the trial court did not abuse its discretion in finding the Georgia forum more convenient."). The three state-law claims proffered by Dana - breach of contract, violation of the Ohio Trade Secrets Act, and breach of fiduciary duty - do not present novel or


---------------
8 The second Chambers public factor relating to the unnecessary imposition of jury duty - see 35 Ohio St.3d at 127 - is not relevant here because the Complaint seeks only equitable relief.

complicated questions of state law, and federal courts are amply qualified to adjudicate such claims. See McDonough v. Kellogg (W.D. Va. 1969), 295 F. Supp. 594 (interpreting Ohio tort law to adjudicate claim of tortious interference with the performance of a contract); see also United Magazine Co. v. Murdoch Magazines Distribution, Inc. (S.D.N.Y. 2001), 146 F. Supp. 2d 385 (adjudicating Ohio state law claims for antitrust violations, tortious interference with business relationships, unfair competition, Ohio Trade Secrets Act violations, misappropriation, deceptive trade practices, and unjust enrichment).

      Moreover, both the Ohio Trade Secrets Act and the Virginia Uniform Trade Secrets Act ("VUTSA") are modeled upon the Uniform Trade Secrets Act ("UTSA"), and federal courts in Virginia are well versed in interpreting Virginia's and other states' laws modeled on the UTSA. See, e.g., S&S Computers & Design, Inc.
v. Paycom Billing Servs., Inc. (W.D. Va. Apr. 5, 2001), 2001 WL 515260 (construing VUTSA); Newport News Indus. v. Dynamic Testing, Inc. (E.D. Va.
2001), 130 F. Supp. 2d 745 (construing VUTSA); Secure Services Tech., Inc. v. Time & Space Processing, Inc. (E.D. Va. 1989), 722 F. Supp. 1354 (construing the California Uniform Trade Secrets Act). Thus, though Ohio law may govern Dana's claims, the federal court in Virginia is well qualified to adjudicate these claims.

      Second, the private interest factors also support dismissal of the Complaint on forum-non-conveniens grounds.

      [P]rivate interests include: "the relative ease of access to sources of proof; availability of compulsory process for attendance of unwilling, and the cost of obtaining attendance of willing, witnesses; possibility of view of premises, if view would be appropriate to the action; and all other practical problems that make trial of a case easy, expeditious and inexpensive. There also may be questions as to the enforceability of a judgment if one is obtained."

Chambers, 35 Ohio St.3d at 126-27 (quoting Gilbert, 330 U.S. at 508).

      Two of the private interest factors - the "availability of compulsory process for attendance of unwilling, and the cost of obtaining attendance of willing, witnesses," and "all other practical problems that make trial of a case easy, expeditious and inexpensive," id. - weigh in favor of litigating only the first-filed Virginia Federal Action. Obviously, it is cheaper for the parties to litigate the same issues in one forum, rather than two, and for the witnesses to appear for discovery and trial in one action, rather than two. None of the private interest factors weighs against dismissing the Complaint on forum-non-conveniens grounds.(9)

      In sum, the balance of the Chambers private and public interest factors, combined with the Glidden factor, weighs in favor of litigating the issues raised in this action in the more convenient Virginia Federal Action. Therefore, this Court should dismiss the Complaint without prejudice on the grounds of forum non conveniens.

                                       II.

                   ALTERNATIVELY, THE COURT SHOULD DISMISS THE
             COMPLAINT WITH PREJUDICE FOR FAILURE TO STATE A CLAIM.

      In the alternative, this Court should dismiss the Complaint with prejudice pursuant to Ohio Civ. R. 12(B)(6) for failure to state a claim. Although a court must construe all material allegations of fact in the complaint as true, unsupported legal conclusions are not sufficient to withstand a motion to dismiss. State ex rel. Adkins v. Capots (1989), 46 Ohio St.3d 187, 188, 546 N.E.2d 412; Mitchell v. Lawson Milk Co. (1988), 40 Ohio St.3d 190, 193, 532 N.E.2d 753.

----------
9 The first, third and fifth private interest factors - "the relative ease of access to sources of proof," the "possibility of view of premises, if view would be appropriate to the action," and "questions as to the enforceability of a judgment," Chambers, 35 Ohio St.3d at 126-27 - are not applicable to this analysis. The sources of proof are mostly documentary (and thus can be transmitted anywhere), and as noted above, the witnesses for all parties are already committed to participating in the Virginia Federal Action. Viewing of premises is not necessary. Finally, a judgment in the Virginia Federal Action can be registered in any federal District for enforcement and execution. See 28 U.S.C. Section 1963 (2002).

Dana seeks injunctive relief, yet pleads no facts that, if true, constitute the irreparable harm required to obtain an injunction. Indeed, the Complaint alleges no facts to support Dana's legal conclusion that it suffered any harm whatsoever as a result of Defendants' alleged breach of contract; violation of the Ohio Trade Secrets Act, Ohio Rev. Code Ann. Section 1333.61 et seq.; or breach of fiduciary duty. Additionally, the Third Claim for Relief should be dismissed both because it is pre-empted by the Ohio Trade Secrets Act and because Dana fails to allege any facts to support its legal conclusion that Defendants owed Dana a fiduciary duty.

A.    THE COMPLAINT SHOULD BE DISMISSED BECAUSE DANA
      FAILS TO ALLEGE ANY FACTS TO SUPPORT ITS CLAIM OF IRREPARABLE HARM.

      Dana is not entitled to the injunctive relief it seeks for each of its causes of action. "An injunction is warranted only where the act sought to be enjoined would produce great or irreparable injury to the plaintiff." Zavakos v. Zavakos Enters., Inc. (2d Dist. 1989), 63 Ohio App.3d 100, 103, 577 N.E.2d 1170
(affirming trial court's dismissal of complaint for a permanent injunction where appellants failed to show "that the corporation would suffer great or irreparable injury"). "Irreparable harm exists when there is a substantial threat of a material injury which cannot be adequately compensated through monetary damages." Restivo v. Fifth Third Bank (6th Dist. 1996), 113 Ohio App.3d 516, 521, 681 N.E.2d 484 (affirming trial court's determination that plaintiff was not entitled to injunctive relief because plaintiff was unable to identify any damages or irreparable harm it suffered as a result of defendant's conduct and failed to identify any loss of business as a result of defendant's conduct) (citations omitted).

      Conclusory or speculative assertions of irreparable injury are insufficient to state a claim for injunctive relief. Id. at 520; Single Source Packaging, LLC v. Cain (2d Dist.), 2003-Ohio-4718, at P.P. 33-35 (affirming lower court's denial of injunction where appellant provided only conclusory assertions of irreparable injury); see also Cincinnati Arts Ass'n v. Jones (Hamilton

C.P. 2002), 120 Ohio Misc.2d 26, 39, 777 N.E.2d 346; E. Cleveland Bd. of Educ.
v. E. Cleveland Educ. Ass'n (July 21, 1983), 8th Dist. No. 040, 221, 1983 WL
5558.

      In East Cleveland, plaintiff school board sought to enjoin defendant teacher's union from pursuing a contract provision in future contract negotiations. Id. at P. 7. The trial court dismissed plaintiff's action for lack of a justiciable controversy. The Court of Appeals affirmed the trial court's decision, in part because "the board's complaint allege[d] no facts indicating potential irreparable injury" in the absence of an injunction. Id. at P. 17.

      For Dana to state a claim for injunctive relief, Dana must allege facts that show that it has suffered or will suffer an irreparable injury as a result of the Defendants' alleged breach of the Confidentiality Agreement, violation of the Ohio Trade Secrets Act and breach of fiduciary duty. However, the entirety of Dana's factual allegations purporting to support its claim that ArvinMeritor and Delta have harmed it is as follows:

            31. As a result of the aforementioned unlawful actions of the ArvinMeritor Entities, Dana and its shareholders have suffered substantial and irreparable harm and are continuing to suffer such harm. If the ArvinMeritor Entities are permitted to pursue and consummate their hostile tender offer on the basis of the improper conduct described herein, Dana and its shareholders will be irreparably harmed because Dana's own internal, non-public confidential information will have been misappropriated and will be used, directly or indirectly, for purposes other than those authorized by Dana and its Board of Directors. In particular, such information will be used opportunistically by the ArvinMeritor Entities in an ongoing effort to seize control of Dana, which effort has been forever tainted by the ArvinMeritor Entities' reliance on misappropriated, confidential information.

(Complaint P. 31.)(10)

------------
10 What is notable is that Dana does not allege any of the familiar harms caused by alleged misuses of confidential information:

- Dana does not allege Defendants misused Dana's confidential information to compete with Dana. Cf., e.g., Pyromatics, Inc. v. Petruziello (8th Dist.
      1983), 7 Ohio App.3d 131,
[Footnote continued on next page]

      But there is no harm, let alone irreparable harm, to Dana or its shareholders if the shareholders vote to accept the Tender Offer. If the price offered is satisfactory, they will tender their shares because they would rather have the cash than the equity investment in Dana; if not, they will not tender their shares and will retain their equity interest in Dana. There is no harm, irreparable or otherwise. Indeed, ArvinMeritor and Delta's decision to make the Tender Offer can only benefit Dana's stockholders because they now may choose whether to retain their shares or to sell them for a premium over the pre-Tender Offer market price.

      Tender offers are beneficial to a target's stockholders, and it is a matter of public policy to encourage tender offers. By enacting the Williams Act, 15 U.S.C. Section 78n(d), "Congress also did not want to deny shareholders the opportunities which result from the competitive bidding for a block of stock of a given company, namely the opportunity to sell shares for a premium over their market price." Edgar v. Mite Corp. (1982), 457 U.S. 624, 633 n.9, 102 S. Ct. 2629, 73 L.

-----------
[Footnote continued from previous page]
      137, 7 O.B.R. 165, 454 N.E.2d 588 ("Since defendants learned the information necessary to compete with plaintiff while working for plaintiff under an agreement not to disclose trade secrets, the trial court's [grant of an injunction] was proper.").

- Dana does not allege Defendants misused Dana's confidential information to solicit Dana's customers. Cf., e.g., Sovereign Chem. Co. v. Condren (April 22, 1998), 9th Dist. No. 18465, 1998 WL 195876 (upholding grant of injunction barring defendant from misappropriating plaintiff's customer list).

- Dana does not allege Defendants misused Dana's confidential information to appropriate Dana's secret formulas, designs, or manufacturing processes. Cf., e.g., Valco Cincinnati, Inc. v. N & D Machining Serv., Inc. (1986), 24 Ohio St.3d 41, 44-49, 24 O.B.R. 83, 492 N.E.2d 814 (affirming injunction barring defendants from reproducing replacement parts for plaintiff's machinery where defendant company hired former employees of plaintiff and misappropriated plaintiff's protected engineering designs, techniques and processes).

- Moreover, even though Dana alleges it provided "confidential" information to ArvinMeritor, Dana does not allege it ever bothered to exercise its right under the Confidentiality Agreement to have ArvinMeritor return or destroy such information during the intervening two years. (See Complaint Ex. A.)

Ed. 2d 269 (opinion of three justices) (internal quotation omitted). Moreover, "Congress became convinced that take over bids should not be discouraged because they serve a useful purpose in providing a check on entrenched but inefficient management." Id. at 633, 102 S. Ct. 2636 (internal quotation omitted); accord Piper v. Chris-Craft Indus., Inc. (1977), 430 U.S. 1, 30, 97 S. Ct. 926, 51 L.
Ed. 2d 124 (congressional hearings on the Williams Act "indicated, first, that takeover bids could often serve a useful function, and, second, that entrenched management, equipped with considerable weapons in battles for control, tended to be successful in fending off possibly beneficial takeover attempts").(11)

      Indeed, "the benefits to the economy, the target corporation and its shareholders from an acquisition are substantial whether by tender offer or open market purchase. . . . [M]ergers and acquisitions increase national wealth . . .
improve efficiency, transfer scarce resources to higher

------------
11 Although beyond the scope of a motion under Rule 12(B)(6), it is worth noting that the real purpose of Dana's suit here is not to protect the stockholders or the corporation from nonexistent harm from the Tender Offer, but to entrench its management in violation of its fiduciary duties to Dana's stockholders. Cf. Burnup & Sims, Inc. v. Posner (S.D. Fla.
      1988), 688 F. Supp. 1532, 1534-35 (granting offeror summary judgment against the target's antitrust claim).

            The suit must be understood in its true sense, an attempt by the incumbent management to defend their own positions, not as an attempt to vindicate any public interest. . . . Shareholders of the target are entitled to many benefits that flow from a tender offer and under any theory of corporate law, managers cannot be permitted to create their own peculiar subjective and possibly suspect "public interest" to the detriment of the targets' true owners, the shareholders.

      Id.

      Indeed, there is presently a shareholder's derivative, class action pending against Dana and its directors in the Western District of Virginia seeking to enjoin Dana's directors from continuing to breach their fiduciary duties by attempting to thwart the Tender Offer. (See Offenhartz Aff. Ex. 8.)

valued uses, and stimulate effective corporate management." Icahn v. Blunt (W.D. Mo. 1985), 612 F. Supp. 1400, 1416.

      As the legislative history of the Williams Act notes, "The cash tender offer has become an increasingly favored method of acquiring control of publicly held corporations." H. Rep. No. 90-1711 (1968), reprinted in 1968 U.S.C.C.A.N. 2811, 2811. Had Congress deemed tender offers "harmful," it would have banned them, not regulated them through the Williams Act. Instead, "Congress and the SEC have consistently held the view that tender offers benefit shareholders." Minstar Acquiring Corp. v. AMF Inc. (S.D.N.Y. 1985), 621 F. Supp. 1252, 1255. "'[I]t is in the shareholders' interest to allow them the opportunity to consider and act on tender offers.'" Id. (quoting SEC's amicus curiae brief in another action).

      It also is notable that the Confidentiality Agreement contains no "standstill" or other provision prohibiting ArvinMeritor from making a tender offer for Dana's shares, even though it does explicitly prohibit ArvinMeritor from soliciting certain Dana employees until after September 30, 2002. Dana drafted the Confidentiality Agreement, which is on its corporate letterhead, and had it wanted to forbid ArvinMeritor from making a tender offer, it certainly could have asked for such a commitment in the Confidentiality Agreement. (See Complaint Ex. A.) Under the doctrine of "expressio unius est exlcusio alterius," as a matter of law, this Court should find that nothing in the Confidentiality Agreement barred ArvinMeritor and Delta from making the Tender Offer. See Huron County Bd. of Comm'rs v. Saunders (6th Dist. 2002), 149 Ohio App.3d 67, 2002-Ohio-3974, 775 N.E.2d 892, at P. P. 36-39 (applying doctrine to affirm summary judgment for subrogee insurer that insureds could not deduct their attorneys' fees from award to which insurer was subrogated).

      Simply put, Dana does not allege how it or its stockholders are any worse off today as a result of the Tender Offer than they would have been had the Tender Offer never been made. Dana's allegations of harm here constitute a legal conclusion that is insufficient to withstand a motion to dismiss. See Cincinnati Arts Ass'n, 120 Ohio Misc.2d at 39 (granting motion to dismiss and declining to take "unsupported legal conclusions" as true). Even if Defendants here had misused information provided pursuant to the Confidentiality Agreement (which they did not), Dana's failure to allege facts in support of its legal conclusion that the Tender Offer is causing it or its stockholders irreparable injury is fatal to all three of its claims. Therefore, this Court should dismiss the Complaint with prejudice. See Zavakos, 63 Ohio App.3d at 103; see also Davis v. DCB Fin. Corp. (S.D. Ohio 2003), 259 F. Supp. 2d 664, 671 (holding that conclusory allegations of damages are insufficient to state claim for breach of fiduciary duty).

B. THE BREACH OF FIDUCIARY DUTY CLAIM SHOULD BE DISMISSED BECAUSE DANA'S CLAIM IS PRE-EMPTED BY THE OHIO TRADE SECRETS ACT AND DANA DOES NOT PLEAD ANY FACTS TO SUPPORT ITS CLAIM THAT A FIDUCIARY RELATIONSHIP EXISTED.

      Dana's Third Claim for Relief, alleging breach of fiduciary duty, should be dismissed with prejudice for two reasons. First, the claim is pre-empted by the Ohio Trade Secrets Act. See Ohio Rev. Code Ann. Section 1333.67(A). Second, Dana does not allege any facts to show that ArvinMeritor and Delta have any fiduciary duty to Dana.

      1.    THE OHIO TRADE SECRETS ACT PRE-EMPTS
            DANA'S BREACH OF FIDUCIARY DUTY CLAIM.

      The pre-emption provision of the Ohio Trade Secrets Act states: "Except as provided in division (B) of this section, [the Act] displace[s] conflicting tort, restitutionary, and other laws of this state providing civil remedies for misappropriation of a trade secret." Ohio Rev. Code. Ann.

Section 1333.67(A).(12) Thus, the Ohio Trade Secrets Act explicitly pre-empts a claim for breach of fiduciary duty that is based entirely on allegations, such as Dana's here, that defendants misappropriated a plaintiff's trade secrets. See Glasstech, Inc. v. TGL Tempering Sys., Inc. (N.D. Ohio 1999), 50 F. Supp. 2d 722, 730 (Katz, J.) (citing Powell Products, Inc. v. Marks (D. Colo. 1996), 948
F. Supp. 1469, 1474-75 (applying Ohio Trade Secrets Act to find plaintiff's common-law claims for misuse and misappropriation were pre-empted because they were "no more than a restatement of the same operative facts which would plainly and exclusively spell out only trade secret appropriation")); accord United Magazine, 146 F. Supp. 2d at 409-10, 413 (interpreting the Ohio Trade Secrets
Act).(13)

      In Glasstech, the parties were competitors in the business of manufacturing tempering and laminating machinery for automotive and architectural glass manufacturers. See 50 F. Supp. 2d at 724. The defendant acquired one of the plaintiff's machines from a third party who had

-----------
12 Division B provides that the Act's pre-emption provision does not apply to contractual remedies, criminal remedies, and civil remedies not based on misappropriation of trade secrets. Ohio Rev. Code Ann. Section 1333.67(B).

13 As noted above, the Ohio Trade Secrets Act is based on the UTSA. Courts construing other states' versions of the UTSA also hold that breach of fiduciary duty claims are pre-empted. See, e.g., AutoMed Techs., Inc. v. Eller (N.D. Ill. 2001), 160 F. Supp. 2d 915, 921-22 (striking claim because under Illinois UTSA, "[b]reaching a duty of loyalty by using confidential information is still misappropriation of a trade secret"); Auto Channel, Inc. v. Speedvision Network, LLC (W.D. Ky. 2001), 144 F. Supp. 2d 784, 788-90, 793 (Kentucky UTSA pre-empts plaintiffs' breach of fiduciary duty and unfair competition claims premised on misappropriation of trade secrets.); Thomas & Betts Corp. v. Panduit Corp. (N.D. Ill.
      2000), 108 F. Supp. 2d 968, 971-73 (Plaintiff's "breach of fiduciary duty claim in this case simply alleges that [defendant] took, disclosed and used confidential information. These factual allegations are pre-empted by" the Illinois UTSA.); Smithfield Ham & Prods. Co. v. Portion Pac, Inc. (E.D. Va. 1995), 905 F. Supp. 346, 348 ("The plain language of the [Virginia UTSA] pre-emption provision indicates that the law was intended to prevent inconsistent theories of relief for the same underlying harm by eliminating alternative theories of common law recovery which are premised on the misappropriation of a trade secret.").

acquired it after it had been sold off by order of a bankruptcy court. The plaintiff brought suit alleging patent infringement, misappropriation of trade secrets under the Ohio Trade Secrets Act, and common-law claims of unfair competition and misappropriation of trade secrets. Id. Judge Katz noted that the pre-emption provision "has been interpreted to bar claims which are based entirely on factual allegations of misappropriation of trade secrets." Id. at 730 (citing Powell Prods., 948 F. Supp. at 1474-75; Smithfield Ham, 905 F. Supp. at 348). Therefore, the court granted the motion to dismiss both claims as pre-empted by the Ohio Trade Secrets Act. 50 F. Supp. 2d at 730-32.

      United Magazine further supports dismissal of Dana's breach of fiduciary duty claim on pre-emption grounds. In that case, the plaintiffs alleged, inter alia, that one defendant, a magazine wholesaler and plaintiffs' competitor, engaged in unfair competition by obtaining plaintiffs' confidential business information and using it to induce certain magazine distributors to violate territorial exclusivity agreements between the distributors and the plaintiffs. 146 F. Supp. 2d at 391, 409. Plaintiffs also alleged a second defendant misappropriated plaintiffs' "Data System" and, by so doing, violated fiduciary duties and duties of confidentiality that it owed to the plaintiffs by virtue of its contractual relations with plaintiffs. Id. The court dismissed both claims as pre-empted by the Ohio Trade Secrets Act because the factual allegations underlying each claim were "the same, or substantially the same, as those underlying plaintiffs' claim" under the Act. Id. at 409. As the court noted in regard to the unfair competition claim:

      The plain language of this statute provides that plaintiffs' tort claim for unfair competition, which is based upon misappropriation of plaintiffs' trade secrets, is pre-empted. Plaintiffs appear to argue that
      Section 1333.67(B)(1) allows a party to bring a tort claim for misappropriation against another party with which it has a contractual relationship. This argument is contrary to the plain language of Section
      1333.67 and is unsupported by citation to any authority. . . . Because plaintiffs' unfair competition claim against Levy sounds in tort, rather than contract, under

      Section 1333.67 it is pre-empted by plaintiffs' Section 1333.63 claim against [defendant]. Accordingly, this cause of action is dismissed.

Id. at 410 (citations omitted). The court also explicitly adopted this reasoning in dismissing plaintiffs' fiduciary and confidential duty claims. Id. at 413.

      Just as plaintiffs' breach of fiduciary duty claims in Glasstech and United Magazine were pre-empted by the Ohio Trade Secrets Act, Dana's Third Claim for Relief here is entirely duplicative of its claim for breach of the Act, and is likewise pre-empted. Indeed, Dana's allegations that the Defendants breached their fiduciary duties are simply a restatement of its allegations that Dana breached the Ohio Trade Secrets Act. Dana predicates both of these claims on Defendants' alleged misuse of confidential information. (Compare Complaint P.
P. 38-47, with id. P. P. 48-53.) Because Dana's breach of fiduciary duty claim is "no more than a restatement of the same operative facts" that give rise to its claim under the Ohio Trade Secrets Act, the fiduciary duty claim is pre-empted by the Ohio Trade Secrets Act and should be dismissed with prejudice. See Glasstech, 50 F. Supp. 2d at 730.

      2.    DANA FAILS TO ALLEGE ANY FACTS THAT SHOW ANY
            FIDUCIARY DUTY EXISTED BETWEEN DANA AND DEFENDANTS.

      Additionally, Dana's breach of fiduciary duty claim should be dismissed because Dana fails to plead any facts to support its legal conclusion that a fiduciary relationship existed between itself and Defendants. The following is the entirety of Dana's factual allegations to support its legal conclusion that Defendants owed it a fiduciary duty: "By entering into the joint venture discussions and by seeking and being entrusted with Dana's confidential information, ArvinMeritor entered into a relationship of trust and confidence with Dana and undertook a confidential and/or fiduciary relationship with Dana with respect to such confidential information." (Complaint P. 49.) But as a matter of law, "[o]ne does not owe fiduciary duties to another absent the showing of a fiduciary relationship, out of which the duties arise." Culbertson

v. Wigley Title Agency, Inc. (9th Dist.), 2002-Ohio-714, at P. 24 (citing In re Termination of Employment of Pratt (1974), 40 Ohio St.2d 107, 115, 321 N.E.2d
603). Dana's Complaint alleges no facts from which it can make such a showing.

      As an initial matter, the plain language of the Confidentiality Agreement itself belies Dana's assertion: "Nothing contained in this Letter constitutes a commitment or offer to enter into any business relationship."(14) Where, as here, the parties have explicitly agreed that a contract does not constitute a commitment or offer to enter into any kind of business relationship, no fiduciary duty can arise based on that contract. See Nichols v. Chicago Title Ins. Co. (8th Dist. 1995), 107 Ohio App.3d 684, 699, 669 N.E.2d 323. Thus, as a
matter of law, the Confidentiality Agreement by its terms was not sufficient to create the existence of "any business relationship" at all, much less a fiduciary relationship.(15)

      A fiduciary relationship also does not exist "between parties negotiating an arms-length commercial transaction." Landskroner v. Landskroner (8th Dist.), 2003-Ohio-4945, at P. 33 (citing Blon v. Bank One, Akron, N.A. (1988), 35 Ohio St.3d 98, 101, 519 N.E.2d 363); see also Umbaugh Pole Bldg. Co. v. Scott (1979), 58 Ohio St.2d 282, 287, 390 N.E.2d 320 (no fiduciary relationship between parties "in a commercial context in which the parties dealt at arms length,

---------
14 Interpretation of an unambiguous contract is a question of law for the Court, which may make such interpretations on a motion to dismiss. See, e.g., Perrysburg Township v. City of Rossford (6th Dist.),149 Ohio App.3d 645, 2002-Ohio-5498, 778 N.E.2d 619, at P. 14 (citing contract provision in affirming dismissal of claims).

15 Other jurisdictions likewise hold that, as a matter of law, "a confidentiality agreement does not give rise to a fiduciary relationship unless it does so expressly." Goodworth Holdings Inc. v. Suh (N.D. Cal.
      2002), 239 F. Supp. 2d 947, 960 (California law); accord Trumpet Vine Invs. N.V. v. Union Capital Partners I, Inc. (11th Cir. 1996), 92 F.3d 1110, 1117 (New York law) (confidentiality agreement created in connection with unsuccessful joint venture negotiations insufficient to show existence of confidential relationship).

each protecting his own interest"). Landskroner affirmed the trial court's dismissal of plaintiff's constructive trust claim for failure to state a claim because "[t]here [was] nothing in the complaint to indicate that the parties stood in a position of special confidence to each other or that one or the other exerted a position of superiority of influence over the other." 2003-Ohio-4945, at P. 32. In the present case, Dana alleges facts concerning arms-length, commercial negotiations between itself and ArvinMeritor. Indeed, Dana admits, "Dana and ArvinMeritor were unable to reach an agreement to form a joint venture
.. . . ." (Complaint P. 18.) Therefore, as a matter of law, no fiduciary duty could have arisen from those negotiations.

      Dana's legal conclusion that "a relationship of trust and confidence" existed between the parties, without any factual allegations in support of this conclusion, is insufficient as a matter of law to state a claim for breach of fiduciary duty. See Schulman v. Wolske & Blue Co. (10th Dist. 1998), 125 Ohio App.3d 365, 372, 708 N.E.2d 753 ("A party's allegation that he reposed a special trust or confidence in an employee is insufficient as a matter of law to prove the existence of a fiduciary relationship without evidence that both parties understood that a fiduciary relationship existed.") (citing Lee v. Cuyahoga County Court of Common Pleas (8th Dist. 1991), 76 Ohio App.3d 620, 623, 602 N.E.2d 761).

      Moreover, Dana does not allege anywhere in the complaint that both parties understood that a fiduciary relationship existed, which is a prerequisite to showing such a relationship existed. See Umbaugh Pole, 58 Ohio St.2d at 286 ("A fiduciary relationship may be created out of an informal relationship, but this is done only when both parties understand that a special trust or confidence has been reposed."); Slovak v. Adams (6th Dist. 2001), 141 Ohio App.3d 838, 847, 753 N.E.2d 910 (finding no fiduciary relationship existed where one party was unaware that a special relationship was formed); Lee, 76 Ohio App.3d at 623 (affirming trial court's dismissal of plaintiff's fraud claim on the face of the complaint because plaintiff's "allegation that she reposed a special trust or confidence in her employer is insufficient as a matter of law without the further allegation that both parties understood that this fiduciary relationship existed").(16)

      Neither the plain language of the Confidentiality Agreement nor the aborted joint venture talks could permit a legal conclusion that any fiduciary duty existed between Defendants and Dana. In the absence of any factual allegations to support Dana's claim for breach of fiduciary duty, this Court should dismiss Dana's Third Claim for Relief with prejudice.

                                   CONCLUSION

      This Court should dismiss the Complaint under the doctrine of forum non conveniens and require Dana to litigate its claims in the first-filed Virginia Federal Action. Alternatively, this Court should dismiss the Complaint pursuant to Ohio Civ. R. 12(B)(6) for failure to state a claim. The Complaint alleges no harm to Dana or its shareholders, much less the "irreparable harm" needed to obtain injunctive relief. Additionally, the Third Claim for Relief should be dismissed with prejudice because that claim is specifically pre-empted by the Ohio Trade Secrets Act, and because Dana fails to allege facts to support the existence of a fiduciary relationship

--------
16 Dana also does not allege that ArvinMeritor "exerted a position of superiority of influence" over Dana that could create a fiduciary duty. See Landskroner, 2003-Ohio-4945, at P. 32.

between Defendants and itself. Defendants also respectfully request this Court grant them such additional relief as this Court deems just and proper.

                                        Respectfully submitted,

                                        RICHARD M. KERGER (0015864)
                                        STEPHEN D. HARTMAN (0074794)


                                        By     /s/ Stephen D. Hartman
                                          --------------------------------------
                                                   Counsel for Defendants

KERGER & KERGER
33 South Michigan Street, Suite 201
Toledo, Ohio 43602
Telephone: 419-255-5990
Facsimile: 419-255-5997

William C. Wilkinson
THOMPSON HINE LLP
10 West Broad Street
Columbus, Ohio  43215
Telephone: 614-469-3200
Facsimile: 614-469-3361

Wesley G. Howell, Jr.
Adam H. Offenhartz
Robert E. Malchman
GIBSON, DUNN & CRUTCHER LLP
200 Park Avenue, 47th Floor
New York, New York 10166-0193
Telephone:  (212) 351-4000
Facsimile:  (212) 351-4035